Exhibit 10.1

AMENDMENT FIVE TO SECOND AMENDED AND RESTATED

AGENTED CREDIT AGREEMENT

            This Amendment Five to Second Amended and Restated Agented Credit Agreement (this "Amendment") is dated effective June 1, 2010 (the "Effective Date"), among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (the "Borrower"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, and COMMERCE BANK, N.A. (individually a "Bank" and collectively, the "Banks"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the "Agent").

RECITALS

            A.        Reference is made to the Second Amended and Restated Agented Credit Agreement dated April 9, 2007, as amended October 25, 2007, March 6, 2008, November 5, 2008, and July 31, 2009 (as amended, the "Credit Agreement"), by and among the Borrower, the Banks and the Agent.  Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.

            B.        The Borrower has requested that the Banks agree to modifications in certain of the covenants set forth in the Credit Agreement in order to permit the payment of dividends and to increase the amount of permitted Capital Expenditures for the fiscal year ending December 31, 2010, and the Banks have agreed to such requests, but only upon the terms and conditions set forth in this Amendment.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to modify the Credit Agreement, effective as of the Effective Date, as follows:

1.         CHANGES TO DEFINITIONS.

1.1.            Definition of Debt Service Requirement. The definition of the term “Debt Service Requirement” appearing in Section 1.25 of the Credit Agreement is amended in its entirety to read as follows:

1.25    "Debt Service Requirement" shall mean, for any calculation period, the sum of (i) interest expense (whether paid or accrued and including interest attributable to Capital Leases) for such period, and (ii) principal payments on Funded Debt (including the principal component attributable to Capital Leases), all determined without duplication and in accordance with GAAP.

1.2       Definition of EBITDA.  The definition of the term “EBITDA” appearing in Section 1.27 of the Credit Agreement is amended in its entirety to read as follows:

1.27.   "EBITDA" shall mean, with respect to the Borrower for any calculation period, net income for such period, plus the sum of the following items for the same period, all determined in accordance with GAAP: (i) interest expense, (ii) depreciation, depletion, obsolescence and amortization of property, (iii) tax expense, and (iv) non-cash stock option expense.

1.3       Definition of Funded Debt. The definition of the term “Funded Debt” appearing in Section 1.33 of the Credit Agreement is amended in its entirety to read as follows:

1.33.   "Funded Debt" shall mean, as of any determination date, to the extent actually funded and outstanding as of such date, the sum of (i) all interest-bearing Debt of Borrower, plus (ii) the capitalized amount of all Capital Leases of Borrower that would appear on a balance sheet prepared as of such date in accordance with GAAP.

1.4       Deletion of Definitions.  The definitions of the terms “Subordinated Debt,“ “Subordinated Debt” and “Subordination Agreement” appearing in Sections 1.89, 1.90 and 1.91, respectively, of the Credit Agreement, as well as all references to such terms appearing in the Credit Agreement or any other Loan Documents, are hereby deleted.

2.         DIVIDENDS.  Section 9.6 of the Credit Agreement is amended in its entirety to read as follows:

9.6.      Dividends.  Declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such (whether in cash or in-kind or in obligations of the Borrower), or allocate or otherwise set apart any sum for the payment of any dividend on, or for the purchase, redemption, or retirement of any shares of its capital stock, or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that:

(a)       the Borrower may declare stock dividends payable solely in additional shares of its common stock; and

(b)       the Borrower may declare and pay cash dividends not to exceed $8,000,000 in the aggregate in any fiscal year, provided that (i) no Default or Event of Default shall exist before the declaration or payment of any such dividend, and (ii) prior to declaring any such dividend, the Borrower shall provide a pro forma certification to the Agent demonstrating that, immediately after giving effect to the payment of such dividend, no Default or Event of Default will exist and the Borrower will be in compliance with the financial covenants set forth in Section 10.

3.         MODIFICATIONS TO FINANCIAL COVENANTS.

3.1       Fixed Charge Coverage Ratio.  The requirement in Section 10.3 of the Credit Agreement to maintain a minimum Debt Service Coverage Ratio is hereby replaced with a requirement to maintain a minimum Fixed Charge Coverage Ratio.  In order to implement this change:

A.        The definition of Debt Service Coverage Ratio appearing in Section 1.25 of the Credit Agreement is hereby deleted.

B.        The following definition of the term "Fixed Charge Coverage Ratio" is hereby added to the Credit Agreement:

"Fixed Charge Coverage Ratio" shall mean, as of any quarterly calculation date, the ratio of (A) EBITDA for the four fiscal quarters then ended, minus the sum of (i) cash taxes for the four fiscal quarters then ended, (ii) maintenance capital expenditures for the four fiscal quarters then ended (which for purposes of this calculation is assumed to be $3,500,000) and (iii) dividends paid for the four fiscal quarters then ended, to (B) the Debt Service Requirement for the four fiscal quarters then ended.

C.        Section 10.3 of the Credit Agreement is amended in its entirety to read as follows:

10.3    Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter for the trailing four fiscal quarters, commencing with the fiscal quarter ending June 30, 2010, of not less than 1.25 to 1.00.

3.2       Capital Expenditures.  Section 10.4 of the Credit Agreement is amended in its entirety to read as follows:

10.4.   Capital Expenditures. Not make expenditures for fixed or capital assets in any fiscal year of Borrower (excluding expenditures financed hereunder and excluding expenditures made from the proceeds of the issuance of equity securities by the Borrower) in excess of $3,500,000, except that, for the fiscal year ending December 31, 2010, only, the foregoing limit will be increased to $13,000,000.

3.3       Tangible Net Worth.  A new Section 10.5 is hereby added to the Credit Agreement reading in its entirety as follows:

10.5.   Tangible Net Worth. Not Permit the Tangible Net Worth (hereinafter defined) of the Borrower at any time to be less than the sum of (i) $50,000,000, plus (ii) 50% of the Borrower's net income (but, in each case, only if a positive number) for each fiscal year (or portion thereof) after December 31, 2009, plus (iv) 100% of the net proceeds from any offering of equity securities made by the Borrower after December 31, 2009.  For purposes of this Section 10.5, "Tangible Net Worth" means, as of any determination date, the stockholders' equity of the Borrower, less the book value of all assets and properties that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

3.4       Compliance Certificate.  The form of Compliance Certificate attached hereto as Annex I is hereby substituted for Schedule "8.9.4" to the Credit Agreement.

4.         EFFECTIVENESS; CONDITIONS PRECEDENT.  This Amendment shall be effective as of the Effective Date, but only when each of the following conditions precedent has been satisfied:

4.1       Execution of Documents.  This Amendment shall have been executed and delivered by the Borrower, each of the Banks and the Agent.

4.2       Closing Certificate.  The Agent shall have received a certificate of the chief financial officer of the Borrower, dated the Effective Date, stating that, to the best of his knowledge, after due investigation, all representations and warranties of the Borrower contained in the Credit Agreement and this Amendment are true and correct in all material respects as of the Effective Date and that no Event of Default exists as of the Effective Date.

4.3       Legal Matters.  All legal matters incident to this Amendment shall be satisfactory to the Agent and the Banks and their respective counsel.

5.         REPRESENTATIONS AND WARRANTIES.

5.1       Reaffirmation. The Borrower confirms that all representations and warranties made by it in the Credit Agreement are true and correct as of the Effective Date.

5.2       Additional Representations and Warranties. The Borrower further represents and warrants to the Agent and the Banks that:

5.2.1   Authorization.  The Borrower has all corporate power and authority and has been duly authorized to execute, deliver and perform its obligations under this Amendment and the Credit Agreement (as amended by this Amendment).

5.2.2   Validity, Binding Effect and Enforceability.  This Amendment and the Credit Agreement (as amended by this Amendment) constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

5.2.3   No Conflicts. The execution, delivery and performance of this Amendment do not and will not (i) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, or result in any violation of the Borrower's Authority Documents, or any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which the Borrower is subject or by which the properties of the Borrower (including the Collateral) are bound or affected, (ii) result in the creation or imposition of any Lien on any property now or hereafter owned by the Borrower pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Borrower is a party, other than the Liens in favor of the Agent created by the Loan Documents, or (iii) require any authorization, consent, license, approval or authorization of, or other action by, notice or declaration to, registration with, any Governmental Authority or, to the extent any such consent or other action may be required, it has been validly procured or duly taken.

5.2.4   Financial Statements.  The audited financial statements of the Borrower for the fiscal year ended December 31, 2009, and the interim unaudited financial statements of the Borrower for the three months ended March 31, 2010, copies of which have been furnished to the Banks, are correct and complete and fairly reflect the financial position of the Borrower as at the dates thereof and for the periods then ended. No material adverse change has occurred in the financial position of the Borrower from the effective dates of such financial statements to the date hereof.

5.2.5   No Litigation.  There is no action, suit or other legal proceeding against or investigation of the Borrower, pending or threatened, which questions the validity of the Credit Agreement or this Amendment, or which, if adversely decided, could reasonably be expected to have a material adverse effect on the business, properties, financial condition or prospects of the Borrower.

6.         MISCELLANEOUS.

6.1       Effect of Amendment.  The terms of this Amendment shall be incorporated into and form a part of the Credit Agreement as of the Effective Date. Except as amended, modified and supplemented by this Amendment, the Credit Agreement and all other Loan Documents shall continue in full force and effect in accordance with their original stated terms, all of which are hereby ratified and reaffirmed in every respect as of the date hereof.  In the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Credit Agreement, the terms of this Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Amendment.  All references to the "Credit Agreement"

appearing in any of the Loan Documents shall hereafter be deemed references to the Credit Agreement as amended, modified and supplemented by this Amendment.

6.2       Reimbursement of Expenses.  The Borrower agrees to pay all reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by the Agent in connection with the preparation of this Amendment and the documents contemplated hereby, and the consummation of the transactions contemplated hereby.

6.3       Descriptive Headings.  The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not be used in the construction of the content of this Amendment.

6.4       Governing Law.  This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oklahoma, without regard to its principles of conflicts of laws.

6.5       Counterpart Execution. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original hereof and all of which shall be but one and the same original instrument.  Transmission by facsimile of an executed counterpart of this Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Amendment.

6.6       No Course of Dealing.  This Amendment shall not establish a course of dealing or be construed as evidence of any willingness or commitment on the part of the Banks to agree to other or future amendments to or modifications of the Credit Agreement or the terms and conditions applicable to the Loans.

            6.7.      Further Assurances.  The Borrower will immediately execute and deliver to the Agent and the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of the Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, effective for all purposes as of the Effective Date.

"Borrower"

ORCHIDS PAPER PRODUCTS COMPANY

By_/s/ Keith R. Schroeder_____________________

     Keith R. Schroeder, Chief Financial Officer

SIGNATURE PAGE

TO

AMENDMENT FIVE

TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT

"Banks"

BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as a Bank and as Agent

By_/s/ Daniel A. Hughes______________________

     Daniel A. Hughes, Senior Vice President

SIGNATURE PAGE

TO

AMENDMENT FIVE

TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT

COMMERCE BANK, N.A.

By_/s/ Dennis R. Block_______________________

     Dennis R. Block, Senior Vice President

SIGNATURE PAGE

TO

AMENDMENT FIVE

TO SECOND AMENDED AND RESTATED AGENTED CREDIT AGREEMENT